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                        BERKELEY CAPITAL MANAGEMENT FUNDS

                             SUBSCRIPTION AGREEMENT

To the Board of Directors of the Berkeley Capital Management Funds:


     The undersigned purchaser (the "Purchaser") hereby subscribes to the number of shares (the "Shares") of beneficial interest of Berkeley Capital Management Funds (the "Company") as follows:



                                                   Number     Purchase
                      Series                      of Shares     Price
                      ------                      ---------    ------
Berkeley Capital Management Money Market Fund     100,000      100,000


     It is understood that a certificate representing the Shares shall not be issued to the undersigned, but such ownership shall be recorded on the books and records of the Company's transfer agent. Notwithstanding the fact that a certificate representing ownership will not be issued, the Shares will be deemed fully paid and nonassessable.

     The purchaser agrees that the Shares are being purchased for investment with no present intention to resell or redeem the shares.

     There are no agreements or arrangements between the undersigned and the Trust, or any of its officers, trustees, employees, or the investment manager of the Trust, or any affiliated persons thereof with respect to the resale, future distribution or redemption of the Shares.

     The sale of Shares will only be made by redemption to the Trust and not by a transfer to any third party without the consent of the Trust.

     The undersigned is aware that in issuing and selling these Shares, the Fund and the Trust are relying on the aforementioned representations.

     The Purchaser acknowledges that costs incurred by the company in connection with its organization, registration and initial public offering of Shares of the company have been deferred and are being amortized over a period of five years from the date upon which the Company commences its investment activities.


     The Purchaser agrees that in the event any of the Shares purchased under this Subscription Agreement are redeemed during this five year period, the Company is authorized to reduce the redemption proceeds to cover any unamortized organizational expenses in the same proportion as the number of Shares being redeemed bears to the number of Shares outstanding at the time of redemption. If, for any reason, the reduction of redemption proceeds is not in fact made by the Company in the event of such a redemption, the Purchaser agrees to reimburse the Company immediately for any unamortized organizational expenses in proportion stated above.


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                        BERKELEY CAPITAL MANAGEMENT FUNDS


                             SUBSCRIPTION AGREEMENT





Dated and effective as of the 8th day of January, 1997



                    Purchaser:  Berkeley International Securities Corporation


                    By:
                         ----------------------------------------------------

                    Its:
                         ----------------------------------------------------




                                   ACCEPTANCE



The foregoing subscription is hereby accepted.


Dated and effective as of the 8th day of January, 1997



                    Berkeley Capital Management Funds



                    ---------------------------------------------------------
                    By:  Deborah A. Kemper, President



                    ---------------------------------------------------------
     Attest:        By:  Donald O. Dempster, Secretary